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April 7, 2015

Dear Shareholder:

The Special Joint Meeting of Shareholders of the Franklin Alternative Strategies Funds, Franklin Managed Trust, Franklin Mutual Series Funds and Franklin Value Investors Trust, on behalf of the series of each Trust, has been adjourned until May 18, 2015. Our records indicate that you have not yet voted your shares on important management proposals. We have asked you to consider and vote on important management proposals that are listed in the proxy statement.

YOUR VOTE IS EXTREMLEY IMPORTANT

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE

Many shareholders believe their vote is insignificant and do not vote their shares.  Please understand that your vote is essential and without your participation we will have a difficult time achieving the votes required.  One of your key rights as a shareholder is the right to vote the shares of the companies and funds in which you invest.  Please take the opportunity today to exercise your voting rights.

STRONG SHAREHOLDER AND CORPORATE GOVERNANCE SUPPORT

We have received strong support from shareholders and are very close to obtaining the votes required to enact the management proposals. Further, Institutional Shareholder Services (a corporate governance shareholder "watch dog") has reviewed the Franklin Templeton meeting agenda and issued a recommendation to shareholders to support all management proposals.

HOW TO VOTE

You can vote online, by telephone or by signing and returning the enclosed proxy card. Details about voting online or by telephone are also provided on the enclosed proxy card. In order to allow additional time to respond, we have adjourned the meeting until May 18, 2015.  Please cast your vote now so that it is received in time.  If you have any questions regarding the enclosed proxy card or need assistance voting, please contact us at

1-888-502-0385 for assistance.  Representatives are available between the hours of 8:00 a.m. and 11:00 p.m. Eastern Time.

Thank you in advance for your timely consideration of this matter.

Sincerely,

Gregory E. Johnson

President and CEO

Franklin Templeton Investments